UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2009
__________

HOOKER FURNITURE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File No.)	Identification No.)

440 East Commonwealth Boulevard,
Martinsville, Virginia	24112	(276) 632-0459
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS.

On July 16, 2009, Hooker Furniture Corporation (“Hooker,” the “Company,” “we,”  “us,” or “our”) decided to transition production from  our Bradington-Young Woodleaf, North Carolina frame manufacturing plant (a leased facility) to Bradington-Young’s Cherryville, North Carolina facility by the end of December 2009.  On July 17, 2009, we met with the Woodleaf employees and announced our plans to sell the frame production operation, including the associated machinery and equipment, as an on-going business.  However, if this initiative is not successful we plan to close the Woodleaf operation, sell the machinery and equipment that cannot be utilized at our other plants and vacate the facility by the end of calendar year 2009.

As in much of the upholstered furniture industry, demand for our domestic upholstery has declined since 2006, resulting in excess manufacturing capacity and higher overhead costs as a percent of sales. The current economic recession has significantly exacerbated this decline since the second half of calendar year 2008.  While we believe that maintaining our domestic upholstery manufacturing capability remains an important part of our comprehensive sourcing strategy for upholstered furniture, we believe this move will make our domestic upholstery manufacturing operation more efficient.

The 34,000 square foot Woodleaf operation, under lease until December 2009, employs 23 people in the manufacturing of wood frames for Bradington-Young’s two upholstered furniture manufacturing plants located in Cherryville and Hickory, North Carolina. We plan to move frame production to the Cherryville manufacturing location.  During the transition, the Woodleaf plant is expected to continue servicing Bradington-Young’s frame requirements. We expect that exiting the Woodleaf operation and moving frame production to Cherryville will reduce fixed overhead costs by approximately $350,000 to $550,000 annually (or about $0.02 to $0.03 per share after tax) following the completion of the transition period.

Woodleaf employees were also informed that if we are unable to find a buyer for the Woodleaf operation, we would undertake an orderly shutdown and liquidation of the operation. Employees would be offered severance pay and other incentives to remain with the Company during a shutdown phase, if one is required.

In connection with exiting this operation, Hooker Furniture expects to record accelerated depreciation of about $60,000 (less than $0.01 per share after tax) primarily over the 2010 third and fourth quarters.

If we are unsuccessful in finding a buyer for the business, and as a result must close the operation, we expect to record restructuring charges of about $140,000 pretax (or about $0.01 per share after tax) during the 2010 third quarter, which ends November 1, 2009, principally for severance and related employee benefits that would be provided to the terminated Woodleaf employees.

 Statements made in this report, other than those concerning historical information, may be considered forward-looking statements.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: whether and when the Company will be able to sell the assets related to its Woodleaf operation on terms satisfactory to the Company; current economic conditions and instability in the financial and credit markets including their potential impact on the Company’s (i) sales and operating costs and access to financing and, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their business; general economic or business conditions, both domestically and internationally; price competition in the furniture industry; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; the cyclical nature of the furniture industry which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases and the availability and terms of consumer credit; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company’s ability to successfully implement its business plans; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products.  Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

By:	/s/ R. Gary Armbrister
R. Gary Armbrister
Chief Accounting Officer

Date:  July 17, 2009